Exhibit 10.11

Summary of Terms of Employment Agreement

(Translated from Dutch) Between Us and Bernard Deryckere

Bernard Deryckere

•	Employment agreement (13 April 2001);

•	Agreement for unlimited duration.

•	Fulltime work.

•	Function: Managing Director (Soy food Division). Possibility to modify the tasks of the employee while keeping an equivalent function.

•	Place of work: the offices of Alpro and abroad at the subsidiaries.

•	Salary package:

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annual gross salary: 10,000,000 BEF (250,000 EUR) indexed according to the conditions of the joint committee 220. The salary is paid proportionally according to the effective performances within the several subsidiaries.

•	end-of-year bonus according to the conditions of the joint committee 220

•	luncheon voucher

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target bonus: the employee is entitled to a target bonus at the end of the year 2002 and 2004. If the employee realizes 100% of the goal or more he is entitled to the maximum target bonus (4,000,000 BEF or 100,000 EUR for 2002 and 10,000,000 BEF or 250,000 EUR for 2004). If he realizes 80% of the goal he is entitled to a pro rata bonus.

•	Sign on bonus: 6,000,000 BEF (150,000 EUR).

•	Participation in the Stock Option Plan

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If the employer unilaterally terminates the agreement the employee is entitled to a notice period of 24 months insofar as the seniority of the employer does not give right to a longer notice period. The employer can decide to terminate the employment agreement by paying a severance indemnity in place of the notice period. The notice period of 24 months is not applicable if the employment agreement is terminated for a serious reason and/or serious fault.

•	Automatic participation in the non statutory social benefits plan (group insurance scheme with extralegal pension plan, hospitalization insurance, accident insurance and disability insurance).

•	Company car at disposal.

•	Agreement is not covered by the provisions of the Act of 16 March 1971 relating to working hours (no additional payment in case of overtime).

•	Confidentiality and discretion clause.

•	Property clause.

•	Exclusivity clause but it is possible for the employee to work for another company with the prior written agreement of Alpro.

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Non-compete clause: the employee shall refrain for the 24 months following the termination of the employment agreement from carrying on any activity similar to that he carried on for Alpro, for his benefit or for the benefit of a competing business, by which he would be in a position to harm Alpro by using the knowledge acquired within Alpro. The field of application of the non-compete clause is each country of the European Union and other countries expressly mentioned. The compensation to be paid to the employee at the termination of the agreement is equal to twelve months salary. If the employee does not respect the non-compete clause, he must reimburse Alpro the compensation amount and pay an additional sum of the same amount. The non-compete clause is not applicable if the employee unilaterally terminates the employment agreement for a serious reason.

•	Intellectual property clause.

•	Signed on 13 April 2001.

•	Addendum existing Employment agreement (31 December 2002):

•	Clarification of some issues in the employment contract of 15 November 2007. No new issues.

•	Addendum to the existing employment contract and the addendum of 31 December 2002 (31 August 2006)

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The employment time of Mr. Deryckere between the different countries will be as follows, as of 1 September 2006: 40% in Belgium, 15% in the United Kingdom (as the holder of a mandate), 15% in Germany (as the holder of a mandate), 20% in France (as the holder of a mandate) and 10% in the Netherlands (as the holder of a mandate)